Exhibit 10.3

2012 Equity Incentive Plan

The 2012 Equity Incentive Plan provides for the issuance of equity incentive awards in the form of (i) non-qualified stock options; and (ii) performance-based restricted stock units.

Executive Officer	Performance-Based Restricted Stock Units (# shares)	Non-Qualified Stock Options (# shares)
Douglas Bryant President and Chief Executive Officer	5,618	120,393
Robert Bujarski Senior Vice President, Business Development and General Counsel	1,962	42,038
Scot McLeod Senior Vice President, Operations	1,452	31,125
Mark Smits Senior Vice President, Commercial Operations, North America	1,635	35,031
Timothy Stenzel Chief Scientific Officer	1,962	42,038
Randall Steward Chief Financial Officer	1,452	31,125
John Tamerius Senior Vice President, Clinical and Regulatory Affairs	1,635	35,031

The vesting period for the non-qualified stock options is four years with the first 50% of such stock options vesting at the end of the second-year anniversary of the grant date and the remainder vesting 25% annually on each of the following two anniversaries thereafter. Vesting for the performance-based restricted stock units has a three-year cliff and is tied to achievement of a performance metric of compounded annual growth rate in earnings-per-share (EPS) in 2014 compared to a baseline EPS determined by the Compensation Committee for 2011. In addition, in the event that the Company achieves certain elevated performance metrics prior to the end of the three-year vesting period (defined by the Compensation Committee with pre-determined elevated EPS targets in either 2012 or 2013), the performance-base restricted stock units will be deemed to have met the performance requirements and will convert to time-based vesting for the remainder of the three-year term.